Exhibit 99.2

India Globalization Capital Invited to Present at SeeThruEquity’s Microcap Investor Conference on February 6, 2014 in NYC

Bethesda, MD, January 29, 2014 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT:IGC), a company competing in the mining, materials and infrastructure industry announces that CEO Ram Mukunda will present at SeeThruEquity’s Microcap Investor Conference on February 6, 2014 at 11:30 am. The Conference will be held at Convene Midtown East (730 Third Avenue) in midtown Manhattan, New York.

About IGC:

Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a mining, materials and infrastructure company operating in India and China. In India we mainly engage in supplying and trading iron ore and in leasing construction equipment. In Inner Mongolia we own and operate iron ore beneficiation plants and iron ore mines. For a short video showing the beneficiation process please visit us at http://www.indiaglobalcap.com/presentation.php.

About SeeThruEquity, LLC

SeeThruEquity is an investment research and corporate access firm focused on companies with less than $1 billion in market capitalization. The research is unbiased and not paid for research. We don't do any investment banking or trading and don't own any of the stocks we cover. We are approved to distribute our research on Thomson Reuters One (First Call), CapitalIQ, FactSet, Zacks and StockTwits, as well as to our opt-in investors. We also contribute our estimates to Thomson Estimates, the leading estimates platform on Wall Street.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "post", "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," "confident" or "continue" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-Q for fiscal quarters ended September 30, 2012 and December 31, 2012 and Form 10-K for fiscal year ended March 31, 2013, filed with the Securities and Exchange Commission on December 9, 2011, November 14, 2012, February 13, 2013 and July 16, 2013, respectively.

Contact:

Claudia Grimaldi
301-983-0998